EXHIBIT 99.1

OXiGENE Presents Data From FAVOR Study of ZYBRESTAT in PCV

SOUTH SAN FRANCISCO, Calif., Dec. 7, 2011 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, announced today that Dr. Timothy Lai, MD, FRCS, FRCOphth, Honorary Clinical Associate Professor of Ophthalmology from the Chinese University of Hong Kong, presented encouraging data from the FAVOR study of ZYBRESTAT in polypoidal choroidal vasculopathy (PCV) at the 6th Asia-Pacific VitreoRetina Society (APVRS) Congress in Hyderabad, India on December 2, 2011.

FAVOR is a Phase 2 study investigating the use of a single intravenous injection of ZYBRESTAT at different doses compared to placebo in patients with PCV, followed by imaging of the retina on days 2, 8, 15, and 28. PCV is a potentially blinding eye disease that involves the growth of tiny, abnormal blood vessels under the retina. The data showed that ZYBRESTAT was well tolerated in the study. The primary objective of the study was to observe the change in the number of polyps from baseline following administration of ZYBRESTAT. Although this number was essentially unchanged, there were some suggestions of activity with a decrease in polyp activity and a reduction in subretinal fluid and retinal edema in patients receiving ZYBRESTAT.

Dr. Lai commented, "It is important to differentiate neovascular age-related macular degeneration (AMD) from PCV, as the polyps in PCV do not generally respond to anti-VEGF monotherapy. The current treatment of choice for PCV is photodynamic therapy, but this procedure carries the possibility of recurrence and hemorrhage after treatment. These results suggest that continued evaluation of ZYBRESTAT in patients with PCV is warranted, possibly with a topical formulation that has undergone initial preclinical testing"

"We are encouraged by the results of the FAVOR study and believe that a vascular targeting agent applied topically could one day prove to be a major breakthrough in treating retinal diseases," said Peter J. Langecker, M.D., Ph.D., Chief Executive Officer of OXiGENE. "Our strategy for ZYBRESTAT in ophthalmology is to continue to seek a partner with strong expertise and experience in ophthalmic drug development to advance this promising clinical program."

The FAVOR study was multicenter, placebo-controlled, double-masked study in Asian patients (N=20) evaluating the use of intravenous ZYBRESTAT for the treatment of PCV, which is seen in approximately 30% of Asian patients presenting with neovascular age-related macular degeneration.

About ZYBRESTAT

OXiGENE believes that ZYBRESTAT is poised to become an important therapeutic option in a novel class of small-molecule drug candidates called vascular disrupting agents. Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has shown potent and selective activity against tumor vasculature, as well as possible clinical activity against anaplastic thyroid cancer, ovarian cancer and various other solid tumors.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company's major focus is developing vascular disrupting agents that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

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Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include possible outcomes of clinical studies involving ZYBRESTAT, or that OXiGENE may pursue additional studies in ophthalmic indications with a partner, may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the outcome of clinical studies and the availability of additional financing to continue development of ZYBRESTAT. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

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